Exhibit 99.1

PRESS RELEASE

US $

RESOLUTE REPORTS PRELIMINARY SECOND QUARTER 2015 RESULTS

•	Q2 adjusted EBITDA of $89 million, up from $64 million in Q1

•	Significantly lower costs and favorable FX overcame effect of price declines

•	Q2 earnings of $0.07 per share (excl. special items) / GAAP net loss of $0.04 per share

MONTREAL, CANADA, July 30, 2015 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported net income of $7 million (excluding special items), or $0.07 per share, for the quarter ended June 30, 2015, compared to net income of $17 million (excluding special items), or $0.18 per share, in the same period in 2014. Sales were $926 million in the quarter, down $165 million, or 15%, from the second quarter of 2014. GAAP net loss was $4 million, or $0.04 per share, compared to a net loss of $2 million, or $0.02 per share, in the second quarter of 2014.

“Our continued focus on costs helped to deliver solid results considering the challenges that continue to pressure our industry,” said Richard Garneau, president and chief executive officer. “Our competitive and diversified platform allowed us to weather the tough conditions, including the cyclical headwinds we faced in our growth businesses – market pulp and wood products – as well as increasing difficulty in paper grades, especially newsprint. We are working to maintain our competitive edge by focusing on the proven Resolute operating model in everything we do and pushing to optimize our asset base in order to maximize the utilization of our most cost-effective mills.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

OPERATING INCOME VARIANCE AGAINST PRIOR QUARTER

Consolidated

The company reported operating income of $16 million in the quarter, compared to an operating loss of $15 million in the first quarter. The $31 million improvement reflects lower costs ($38 million) due to the effect of spring temperatures, natural gas pricing and better mill productivity, as well as higher volume ($12 million) and the favorable effect of the weaker Canadian dollar ($9 million), despite lower realized prices across all grades ($31 million), particularly wood products and newsprint. There were no closure costs in the quarter, compared to $6 million of closure costs associated with the permanent newsprint capacity closures at Iroquois Falls, Ontario, and Clermont, Quebec, in the first quarter.

Adjusted EBITDA was $89 million in the quarter, $25 million higher than the $64 million reported in the first quarter. As more fully described below, in the quarter the company changed its presentation of pension and other postretirement benefit (or “OPEB”) costs to present the net financing and remeasurement components as a special item adjustment used in its non-GAAP performance measures, including adjusted EBITDA. Adjusted EBITDA in the second quarter would have been $77 million without this adjustment, compared to the $50 million previously disclosed for the first quarter. The net financing and remeasurement components of pension and OPEB costs are now allocated solely to “corporate and other” in its segment presentation of operating income.

Market Pulp

Operating income in the market pulp segment was $26 million in the second quarter, $15 million higher than the first. The increase reflects a 7%, or $46 per metric ton, drop in the operating cost per unit (the “delivered cost”), due to better operating efficiency and seasonal factors, as well as a 23,000 metric ton increase in shipments, or 7%, mostly bleached softwood kraft. But the overall average transaction price slipped by $8 per metric ton, or 1%, due to significantly lower realized prices for softwood, which was only partly offset by higher realizations for fluff and bleached hardwood kraft. Adjusted EBITDA improved to $108 per metric ton, for a 16% margin, compared to $76 in the previous quarter and a trailing twelve month average of $88 per metric ton. Finished goods inventory at the end of the quarter was 14,000 metric tons lower, or 14%, which represents almost four days of supply.

Wood Products

The wood products segment generated an operating loss of $4 million in the quarter, compared to operating income of $5 million in the first quarter. The drop reflects a $33 per thousand board feet reduction in average transaction price, or 9%, because of a lower average market price in the quarter. Shipments, however, rose by 25 million board feet, or 6%, to 418 million board feet, and the delivered cost dropped by $15 per thousand board feet, or 4%, to $327 per thousand board feet. The lower delivered cost is mostly because of the first quarter weakness in the Canadian dollar and its lag effect on inventory costs, as well as better fiber recovery overall and higher production efficiency. Finished goods inventory fell by 16 million board feet, or 12%. With the average transaction price in the quarter at multi-year lows, adjusted EBITDA was just $12 per thousand board feet, reflecting a 4% margin, compared to $33 in the previous quarter and a trailing twelve month average of $47 per thousand board feet.

Newsprint

Operating income in the newsprint segment was $3 million in the quarter, compared to an operating loss of $3 million in the first quarter. The improvement reflects a $31 per metric ton, or 6%, drop in the delivered cost, largely as a result of seasonally lower steam and power costs as well as lower prices for natural gas. Newsprint shipments were 14,000 metric tons higher, or 3%, but the overall average transaction price fell by a further $17 per metric ton, or 3%. Pricing conditions since late 2014 have reflected the increasing challenges for North American producers in the global newsprint business, who face an accelerating pace of global structural decline, a currency disadvantage in export markets because of the strong U.S. dollar, and very low operating rates outside of North America. The company reduced finished goods inventory by 8%, to 97,000 metric tons. Despite the challenging environment, adjusted EBITDA was $35 per metric ton in the quarter, for a 7% margin, compared to $24 in the previous quarter and a trailing twelve month average of $38 per metric ton.

Specialty Papers

Operating income in the specialty papers segment was $17 million in the second quarter, $12 million higher than the first quarter. As with the other segments, the improvement is the result of significantly lower costs, down by $40 per short ton, or 6%, which reflects seasonally lower steam costs, as well as better mill efficiencies and productivity compared to the first quarter. Shipments were 6,000 short tons higher, or 2%, but the average transaction price slipped by $10 per short ton, or 1%, as a result of decreases in supercalender and white paper pricing. Finished goods inventory rose by 22,000 short tons. Overall, adjusted EBITDA per short ton was $93, reflecting a 13% margin, compared to $58 in the previous quarter and a trailing twelve month average of $63 per short ton.

CONSOLIDATED QUARTERLY OPERATING INCOME VARIANCE AGAINST YEAR-AGO QUARTER

The company reported operating income of $16 million in the quarter, compared to an operating loss of $8 million in the year-ago period, despite an $88 million drop in overall pricing, reflecting 17% lower average transaction prices for wood products, 11% for newsprint, 9% for market pulp and 2% for specialty papers. Newsprint and specialty paper shipments were also lower due to the impact of the company’s 2014 capacity rationalization initiatives to, among other things, adapt to changing market dynamics. Excluding the $14 million increase in total pension and OPEB expenses, costs were $46 million lower in the quarter compared to the year-ago period, because of asset optimization initiatives, better mill efficiencies and productivity, lower prices for commodities and reduced maintenance costs. The increase in pension and OPEB expenses related to the $330 million increase in balance sheet net pension and OPEB liability in 2014. The weaker Canadian dollar favorably affected operating income by $41 million in the quarter. There were no closure costs in the quarter compared to the second quarter of last year when the company incurred $52 million of accelerated depreciation and other closure-related costs, most of which related to the permanent closure of an idled paper machine at our Catawba, South Carolina, mill.

CORPORATE & FINANCE

The company repurchased 3,195,127 shares of common stock in the quarter, or 3.4% of the outstanding amount, for aggregate consideration of $37 million. With $61 million of cash provided by operations and $39 million in capital expenditures, cash was $303 million at the end of the quarter. This provides the company with $771 million of liquidity, and net debt at $294 million.

“We took advantage of the recent stock price underperformance to buy back a significant portion of our stock under the recently-renewed share repurchase program,” said Jo-Ann Longworth, senior vice president and chief financial officer. “This was an opportunistic move that does not compromise our ongoing value-creating initiatives to build capacity in markets with future growth opportunities as we continue to execute on our growth strategy, including the expansion into tissue and the pulp digester project in Calhoun, as well as the two new sawmills in Northern Ontario.”

In the second quarter, the company changed its presentation of pension and OPEB costs to isolate the net financing and remeasurement components previously allocated to the operating segments and reallocate them to “corporate and other” in the segment presentation of operating income. Current service costs and amortization of prior service credits will continue to be allocated to the operating segments.

The company now also treats net financing and remeasurement components of pension and OPEB costs as a special item to be adjusted for purposes of establishing its non-GAAP performance measures, such as adjusted EBITDA and adjustments to earnings for special items. The change was applied retroactively by adjusting comparative financial information, including the information presented in this earnings release.

The company believes that isolating the net financing and remeasurement components of pension and OPEB costs, which are non-operating in nature, outside the operating segments and removing them from non-GAAP performance measures better reflects its ongoing operating results and improves their comparability between periods, and will therefore be more useful to investors. This approach is consistent with the indicators management uses internally to measure performance and also consistent with a number of industry peers.

OUTLOOK

Mr. Garneau added: “Lower North American exports to Asia and softer than expected demand pulled lumber prices down to multi-year lows during the quarter. But in light of pricing momentum of late and the recent encouraging data on U.S. housing starts, our near-term outlook for lumber is more positive. For pulp, the slowing pace of growth in China, the strong U.S. dollar and lower demand for printing and writing grades dragged our average market pulp price down $67 per metric ton since its peak in the second quarter of last year. Accordingly, our near-term outlook for pulp is unclear. But we continue to believe that the underlying fundamentals for pulp and lumber will support stronger performance in the medium and long-term. Our quarterly results show that our platform of quality assets is very well positioned to capitalize on the recovery once this downturn has run its course.”

He continued: “Even as conditions in the newsprint business continue to deteriorate, we expect to run our network to capacity, as we believe that our asset base gives us a competitive edge to weather the accelerating pace of global structural decline, the currency disadvantage in export markets because of the strong U.S. dollar, and very low operating rates outside North America. We expect a modest seasonal uptick in specialty paper shipments, but the weak euro and the accelerating pace of demand decline in North America could put pressure on selling prices. We will continue to focus on maximizing our competitive edge as we execute our growth strategy that will build the Resolute of the future with projects like the tissue manufacturing and converting facility scheduled for ramp-up in 2017 and our ongoing capacity-building initiatives in pulp and lumber.”

EARNINGS CONFERENCE CALL

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com, or directly. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until August 13 by dialing (800) 585-8367, conference number 80630128.

DESCRIPTION OF SPECIAL ITEMS

Special items

(in millions)	Second quarter 2015	Second quarter 2014
Foreign currency translation gain	$(1)	$(17)

Closure costs, impairment and other related charges	—	52

Inventory write-downs related to closures	—	3

Start-up costs	1	1

Net gain on disposition of assets	—	(2)

Non-operating pension and OPEB costs (credits)	12	(3)

Other income, net	—	(3)

Income tax effect of special items	(1)	(12)

Total	$11	$19

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

Statements in this earnings release and the earnings conference call referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to the company’s: efforts to continue to reduce costs and increase revenues and profitability, including cost-reduction initiatives; business and operating outlook; future pension funding obligations; assessment of market conditions; prospects, growth strategies and the industry in which it operates; and strategies for achieving its goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on the company’s business or Resolute’s shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause Resolute’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in the presentation referred to above include, but are not limited to, developments in alternative media, which are expected to adversely affect the demand for some of its key products, and the effectiveness of its responses to these developments; the impact of any additional closure costs and long-lived asset impairment or accelerated depreciation charges; the impact of currency fluctuations on its competitive position, selling prices and manufacturing costs; the impact of global economic conditions; intense competition in the forest products industry and its ability to compete effectively; negative publicity, even if unjustified, which could have a negative impact on our brand and the marketability of its products; the highly cyclical nature of the forest products industry, which could impact the prices of and demand for its products, which could result in small or negative profit margins, lower sales volumes and curtailment or closure of operations; the impact of contributions to its Canadian pension plans, which could be at levels significantly higher than expected; the impact of the terms of the outstanding indebtedness, which could restrict current and future operations, particularly its ability to respond to changes and take certain actions; its ability to maintain adequate capital resources to provide for all of its capital requirements, which are substantial; any inability to successfully implement its strategies to increase earnings power; the impact of changes in laws or regulations, including environmental regulations and liabilities and the impact of future regulation of Canadian softwood lumber exports to the United States; any difficulties in obtaining wood fiber at favorable prices, or at all; the impact of changes in the cost of purchased energy and other raw materials, which could lead to higher manufacturing costs and reduce margins; the impact of changes in political or economic conditions in Canada, the United States or other countries in which its products are manufactured or sold; physical and financial risks associated with climate change; the impact of any labor disputes; extreme weather conditions or natural or man-made disasters, which could disrupt its supply chain and delivery of products; cyber security risks; the impact of acquisitions, divestitures or other strategic transactions the company may pursue; and the potential risks and uncertainties set forth under the heading “Risk Factors” in Part 1, Item 1A of Resolute’s annual report on Form 10-K for the year ended December 31, 2014.

All forward-looking statements in this earnings release and the earnings conference call referred to above are expressly qualified by the cautionary statements contained or referred to above and in Resolute’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. Resolute disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

ABOUT RESOLUTE FOREST PRODUCTS

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including newsprint, specialty papers, market pulp and wood products. The company owns or operates some 40 pulp and paper mills and wood products facilities in the United States, Canada and South Korea, and power generation assets in Canada. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to at least one of three internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute and other member companies of the Forest Products Association of Canada, as well as a number of environmental organizations, are partners in the Canadian Boreal Forest Agreement. The group works to identify solutions to conservation issues that meet the goal of balancing equally the three pillars of sustainability linked to human activities: environmental, social and economic.

Resolute is proud to be ranked by Corporate Knights as one of Canada’s Best 50 Corporate Citizens for 2014. The company and Richard Garneau, president and chief executive officer, have been named to Canada’s 2015 Clean50, and Resolute was also awarded The New Economy magazine’s global Clean Tech Award for best forestry and paper solutions.

CONTACTS

Investors Rémi G. Lalonde Vice President & Treasurer 514 394-2345 ir@resolutefp.com	Media and Others Seth Kursman Vice President, Corporate Communications, Sustainability and Government Affairs 514 394-2398 seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Sales	$926	$1,091	$1,846	$2,107
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	692	812	1,410	1,633
Depreciation and amortization	60	62	117	124
Distribution costs	118	134	231	254
Selling, general and administrative expenses	40	41	81	77
Closure costs, impairment and other related charges (2)	—	52	6	62
Net gain on disposition of assets	—	(2)	—	(2)

Operating income (loss)	16	(8)	1	(41)
Interest expense	(11)	(11)	(23)	(23)
Other income, net (3)	1	20	6	7

Income (loss) before income taxes	6	1	(16)	(57)
Income tax (provision) benefit	(10)	(1)	(20)	7

Net loss including noncontrolling interests	(4)	—	(36)	(50)
Net income attributable to noncontrolling interests	—	(2)	(1)	(2)

Net loss attributable to Resolute Forest Products Inc.	$(4)	$(2)	$(37)	$(52)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.04)	$(0.02)	$(0.39)	$(0.55)
Diluted	(0.04)	(0.02)	(0.39)	(0.55)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	94.1	94.6	94.5	94.6
Diluted	94.1	94.6	94.5	94.6

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$303	$337
Accounts receivable, net:
Trade	416	449
Other	69	90
Inventories, net	537	542
Deferred income tax assets	65	70
Other current assets	65	46

Total current assets	1,455	1,534

Fixed assets, net	1,944	1,985
Amortizable intangible assets, net	61	62
Deferred income tax assets	1,103	1,219
Other assets	126	121

Total assets	$4,689	$4,921

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$471	$518
Current portion of long-term debt	1	1

Total current liabilities	472	519

Long-term debt, net of current portion	596	596
Pension and other postretirement benefit obligations	1,474	1,616
Deferred income tax liabilities	3	3
Other liabilities	71	70

Total liabilities	2,616	2,804

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,762	3,754
Deficit	(906)	(869)
Accumulated other comprehensive loss	(697)	(718)
Treasury stock at cost	(98)	(61)

Total Resolute Forest Products Inc. shareholders’ equity	2,061	2,106
Noncontrolling interests	12	11

Total equity	2,073	2,117

Total liabilities and equity	$4,689	$4,921

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss including noncontrolling interests	$(36)	$(50)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	8	2
Depreciation and amortization	117	124
Closure costs, impairment and other related charges	—	54
Inventory write-downs related to closures	1	4
Deferred income taxes	23	(8)
Net pension contributions and other postretirement benefit payments	(27)	(74)
Net gain on disposition of assets	—	(2)
Loss on translation of foreign currency denominated deferred income taxes	89	6
Gain on translation of foreign currency denominated pension and other postretirement benefit obligations	(84)	(6)
Net planned major maintenance payments	(15)	(6)
Changes in working capital:
Accounts receivable	53	36
Inventories	3	(55)
Other current assets	(6)	(9)
Accounts payable and accrued liabilities	(41)	5
Other, net	5	1

Net cash provided by operating activities	90	22

Cash flows from investing activities:
Cash invested in fixed assets	(79)	(82)
Disposition of assets	—	2
Decrease in restricted cash	—	1
Increase in deposit requirements for letters of credit, net	(4)	(1)

Net cash used in investing activities	(83)	(80)

Cash flows from financing activities:
Payments of debt	—	(1)
Payments of financing and credit facility fees	(3)	(1)
Purchases of treasury stock	(37)	—

Net cash used in financing activities	(40)	(2)

Effect of exchange rate changes on cash and cash equivalents	(1)	1

Net decrease in cash and cash equivalents	(34)	(59)
Cash and cash equivalents:
Beginning of period	337	322
End of period	$303	$263

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Notes 1 and 4 to the Unaudited Consolidated Financial Statement Information regarding our use of non-GAAP measures.

Three months ended June 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$16	$(4)	$(0.04)

Adjustments for special items:
Foreign currency translation gain	—	(1)	(0.01)
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	12	12	0.12
Income tax effect of special items	—	(1)	(0.01)

GAAP, as adjusted for special items	$29	$7	$0.07

Three months ended June 30, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$(8)	$(2)	$(0.02)

Adjustments for special items:
Foreign currency translation gain	—	(17)	(0.18)
Closure costs, impairment and other related charges	52	52	0.55
Inventory write-downs related to closures	3	3	0.03
Start-up costs	1	1	0.01
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(3)	(3)	(0.03)
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(12)	(0.13)

GAAP, as adjusted for special items	$43	$17	$0.18

Six months ended June 30, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$1	$(37)	$(0.39)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	6	6	0.06
Inventory write-downs related to closures	1	1	0.01
Start-up costs	2	2	0.02
Non-operating pension and OPEB costs	26	26	0.27
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(4)	(0.04)

GAAP, as adjusted for special items	$36	$(12)	$(0.13)

Six months ended June 30, 2014 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS

GAAP, as reported	$(41)	$(52)	$(0.55)

Adjustments for special items:
Foreign currency translation gain	—	(3)	(0.03)
Closure costs, impairment and other related charges	62	62	0.66
Inventory write-downs related to closures	4	4	0.04
Start-up costs	1	1	0.01
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB credits	(6)	(6)	(0.07)
Other income, net	—	(4)	(0.04)
Income tax effect of special items	—	(11)	(0.12)

GAAP, as adjusted for special items	$18	$(11)	$(0.12)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

STATEMENTS OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Notes 1 and 4 to the Unaudited Consolidated Financial Statement Information regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended June 30, 2015 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$3	$17	$26	$(4)	$(46)	$(4)
Interest expense					11	11
Income tax provision					10	10
Depreciation and amortization	16	19	12	9	4	60

EBITDA	$19	$36	$38	$5	$(21)	$77

Foreign currency translation gain					(1)	(1)
Start-up costs					1	1
Non-operating pension and OPEB costs					12	12

Adjusted EBITDA	$19	$36	$38	$5	$(9)	$89

Three months ended June 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$17	$(4)	$24	$15	$(52)	$—
Interest expense					11	11
Income tax provision					1	1
Depreciation and amortization	17	22	13	8	2	62

EBITDA	$34	$18	$37	$23	$(38)	$74

Foreign currency translation gain					(17)	(17)
Closure costs, impairment and other related charges					52	52
Inventory write-downs related to closures					3	3
Start-up costs					1	1
Net gain on disposition of assets					(2)	(2)
Non-operating pension and OPEB credits					(3)	(3)
Other income, net					(3)	(3)

Adjusted EBITDA	$34	$18	$37	$23	$(7)	$105

Six months ended June 30, 2015 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$—	$22	$37	$1	$(96)	$(36)
Interest expense					23	23
Income tax provision					20	20
Depreciation and amortization	32	36	26	17	6	117

EBITDA	$32	$58	$63	$18	$(47)	$124

Foreign currency translation gain					(3)	(3)
Closure costs, impairment and other related charges					6	6
Inventory write-downs related to closures					1	1
Start-up costs					2	2
Non-operating pension and OPEB costs					26	26
Other income, net					(3)	(3)

Adjusted EBITDA	$32	$58	$63	$18	$(18)	$153

Six months ended June 30, 2014 (unaudited, in millions)	Newsprint	Specialty papers	Market pulp	Wood products	Corporate and other	Total

Net income (loss) including noncontrolling interests	$1	$(29)	$31	$27	$(80)	$(50)
Interest expense					23	23
Income tax benefit					(7)	(7)
Depreciation and amortization	35	44	26	16	3	124

EBITDA	$36	$15	$57	$43	$(61)	$90

Foreign currency translation gain					(3)	(3)
Closure costs, impairment and other related charges					62	62
Inventory write-downs related to closures					4	4
Start-up costs					1	1
Net gain on disposition of assets					(2)	(2)
Non-operating pension and OPEB credits					(6)	(6)
Other income, net					(4)	(4)

Adjusted EBITDA	$36	$15	$57	$43	$(9)	$142

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	In the second quarter of 2015, we changed the presentation of our pension and other postretirement benefit (or “OPEB”) costs to isolate the net financing and remeasurement components previously allocated to the operating segments and reallocate them to corporate and other in the segment presentation of operating income. Current service costs and amortization of prior service credits will continue to be allocated to the operating segments.

We now also treat net financing and remeasurement components of pension and OPEB costs and credits as a special item to be adjusted for purposes of establishing our non-GAAP performance measures, listed below. The change was applied retroactively by adjusting comparative consolidated financial statement information.

We believe that isolating the net financing and remeasurement components of pension and OPEB costs and credits, which are non-operating in nature, outside the operating segments and removing them from non-GAAP performance measures better reflects our ongoing operating results and improves their comparability between periods. This approach is consistent with the indicators management uses internally to measure performance and also consistent with a number of industry peers.

2.	Closure costs, impairment and other related charges for the three and six months ended June 30, 2015 and 2014 were comprised of the following:

(Unaudited, in millions)	Impairment of Assets	Accelerated Depreciation	Severance and Other Costs	Total
Permanent closures:
Paper mill in Iroquois Falls, Ontario
Second quarter	$—	$—	$1	$1
First six months	—	—	5	5
Paper machine in Clermont, Québec
Second quarter	—	—	—	—
First six months	—	2	—	2
Other
Second quarter	—	—	(1)	(1)
First six months	—	—	(1)	(1)

Total
Second quarter 2015	$—	$—	$—	$—
First six months 2015	—	2	4	6

Second quarter 2014	$5	$45	$2	$52
First six months 2014	6	48	8	62

3.	Other income, net for the three and six months ended June 30, 2015 and 2014 was comprised of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
(Unaudited, in millions)	2015	2014	2015	2014
Foreign exchange gain	$1	$17	$3	$3
Miscellaneous income	—	3	3	4

	$1	$20	$6	$7

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

4.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (newsprint, specialty papers, market pulp and wood products) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and OPEB costs and credits, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses, write-down of equity method investment and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.